Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-88680-22) and Forms S-8 (Nos. 333-11729, 333-11731, 333-99503 and 333-99513) of The Maintowoc Company, Inc. of our reports dated February 5, 2004 relating to the financial statements and financial statement schedule, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
March 12, 2004